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Exhibit 10.36

CARDIONET, INC.
EMPLOYMENT AGREEMENT

        This EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of                                    , 2008 (the "Effective Date") by and among CARDIONET, INC. (the "Company") and MARTIN P. GALVAN (the "Executive"). The Company and Executive are hereinafter collectively referred to as the "Parties", and individually referred to as a "Party". This Agreement supersedes all prior and contemporaneous oral or written employment agreements or arrangements between Executive and the Company.

RECITALS

        A.    The Company desires assurance of the association and services of Executive in order to retain Executive's experience, skills, abilities, background and knowledge, and is willing to continue to engage Executive's services on the terms and conditions set forth in this Agreement.

        B.    Executive desires to continue to be in the employ of the Company, and is willing to accept such continued employment on the terms and conditions set forth in this Agreement.

AGREEMENT

        In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.     Employment.

        1.1    Title.    Effective as of the Effective Date, Executive's position shall be the Company's Chief Financial Officer ("CFO"), subject to the terms and conditions set forth in this Agreement.

        1.2    Term.    The term of this Agreement shall begin on the Effective Date and shall continue until it is terminated pursuant to Section 4 herein (the "Term").

        1.3    Duties.    Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and that are normally associated with the position of CFO. Executive shall report to the Chief Executive Officer of the Company.

        1.4    Policies and Practices.    The employment relationship between the Parties shall be governed by this Agreement and by the policies and practices established by the Company and the Company's Board of Directors, or any committee thereof to which the Company's Board of Directors has delegated responsibility for compensation matters, (the "Board"). In the event that the terms of this Agreement differ from or are in conflict with the Company's policies or practices or the Company's Employee Handbook, this Agreement shall control.

        1.5    Location.    Unless the Parties otherwise agree in writing, during the Term Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company's offices in Conshohocken, Pennsylvania; provided, however, that the Company may from time to time require Executive to travel temporarily to other locations in connection with the Company's business.

2.     Loyal and Conscientious Performance; Noncompetition.

        2.1    Loyalty.    During Executive's employment by the Company, Executive shall devote Executive's full business energies, interest, abilities and productive time to the proper and efficient performance of Executive's duties under this Agreement.

        2.2    Covenant not to Compete.    During the Term, and during any period thereafter in which Executive is receiving severance benefits from the Company, Executive shall not engage in competition with the Company and/or any of its Affiliates (as defined below), either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services that are in the same field of use or which otherwise compete with the products or services of the Company, except with the prior written consent of the Board. For purposes of this Agreement, "Affiliate," means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

        2.3    Agreement not to Participate in Company's Competitors.    During the Term, Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by Executive, in professionally managed funds over which Executive does not have control or discretion in investment decisions, or as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section 2.3.

3.     Compensation of Executive.

        3.1    Base Salary.    The Company shall pay Executive a base salary at the annualized rate of Three Hundred Thousand Dollars ($300,000) (the "Base Salary"), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company's normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a three hundred sixty-five (365) day fiscal year.

        3.2    Discretionary Bonus.    In addition to Executive's Base Salary, Executive shall be eligible to receive an annual discretionary bonus under the Company's Management Incentive Program. The bonus amount Executive may receive, if any, shall be discretionary and based upon the target bonus amount determined by the Board and the other criteria set forth in the Management Incentive Program as determined by and evaluated by the Board in its sole and absolute discretion. Any bonus earned by Executive shall be paid in accordance with the Company's Management Incentive Program.

        3.3    Expense Reimbursements.    The Company shall reimburse Executive for all reasonable business expenses Executive incurs in conducting his duties hereunder, pursuant to the Company's usual expense reimbursement policies, but in no event later than thirty (30) days after the end of the calendar month following the month in which such expenses were incurred by Executive; provided that Executive supplies the appropriate substantiation for such expenses no later than the end of the calendar month following the month in which such expenses were incurred by Executive.

        3.4    Changes to Compensation.    Executive's compensation shall be reviewed periodically and may be changed from time to time in the Company's sole discretion.

        3.5    Employment Taxes.    All of Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

        3.6    Benefits.    Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to the Company's senior management employees. Executive shall also be eligible for paid vacation and paid Company holidays in accordance with Company policy.

        3.7    Indemnification.    The Company shall, to the maximum extent permitted by law, indemnify and hold Executive harmless against any costs and expenses, including reasonable attorneys' fees, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising out of, by reason of or relating to Executive's employment by the Company. The Company shall also advance to Executive any costs and expenses incurred in defending any such proceeding to the maximum extent permitted by law. The Company shall also provide Executive with coverage as a named insured under a directors and officers liability insurance policy maintained for the Company's directors and officers. The Company shall continue to maintain directors and officers liability insurance for the benefit of Executive during the Term and for at least three (3) years following the termination of Executive's employment with the Company. This obligation to provide insurance and indemnify Executive shall survive expiration or termination of this Agreement with respect to proceedings or threatened proceedings based on acts or omissions of Executive occurring during Executive's employment with the Company or with any of its Affiliates. Such obligations shall be binding upon the Company's successors and assigns and shall inure to the benefit of Executive's heirs and personal representatives.

4.     Termination.

        4.1    Termination by the Company.    Executive's employment with the Company is at will and may be terminated by the Company at any time and for any reason, or for no reason, including, but not limited to, under the following conditions. Upon any termination by the Company, Executive agrees to resign all positions, including as an officer and, if applicable, as a director or member of the Board, related to the Company and its parents, subsidiaries and Affiliates.

          4.1.1    Termination by the Company for Cause.    The Company may terminate Executive's employment under this Agreement for "Cause" (as defined below) by delivery of written notice to Executive. Any notice of termination given pursuant to this Section 4.1.1 shall effect termination as of the date of the notice, or as of such other date as specified in the notice.

          4.1.2    Termination by the Company without Cause.    The Company may terminate Executive's employment under this Agreement without Cause at any time and for any reason, or for no reason. Such termination shall be effective on the date Executive is so informed, or as otherwise specified by the Company.

        4.2    Termination by Executive.    Executive's employment with the Company is at will and may be terminated by Executive at any time and for any reason, or for no reason, including, but not limited to, under the following conditions. Upon any termination by Executive, Executive agrees to resign all positions, including as an officer and, if applicable, as a director or member of the Board, related to the Company and its parents, subsidiaries and Affiliates.

          4.2.1    Termination by Executive for Good Reason.    Executive may terminate his employment under this Agreement for "Good Reason" (as defined below) in accordance with the procedures specified in Section 4.6.2 below.

          4.2.2    Without Good Reason.    Executive may terminate Executive's employment hereunder for other than Good Reason upon thirty (30) days' written notice to the Company.

        4.3    Termination for Death or Complete Disability.    Executive's employment with the Company shall automatically terminate effective upon the date of Executive's death. In addition, subject to the requirements of applicable law, the Company may terminate Executive's employment due to Executive's Complete Disability (as defined below).

        4.4    Termination by Mutual Agreement of the Parties.    Executive's employment with the Company may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.

        4.5    Compensation Upon Termination.

          4.5.1    Death or Complete Disability.    If, during the Term, Executive's employment shall be terminated by the Company on account of Executive's Complete Disability as provided in Section 4.3 or due to Executive's death, the Company shall pay to Executive, or to Executive's heirs, as applicable, Executive's Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive and/or to Executive's heirs under this Agreement, except as otherwise provided by law.

          4.5.2    With Cause or Without Good Reason.    If, during the Term, Executive's employment is terminated by the Company for Cause, or Executive terminates Executive's employment hereunder without Good Reason, the Company shall pay Executive's Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of termination, less standard deductions and withholdings. The Company shall thereafter have no further obligations to Executive under this Agreement, except as otherwise provided by law.

          4.5.3    Without Cause or For Good Reason.    If, during the Term, the Company terminates Executive's employment without Cause or Executive resigns Executive's employment for Good Reason, the Company shall pay Executive's Base Salary and accrued and unused vacation earned through the date of termination, at the rate in effect at the time of termination, less standard deductions and withholdings. In addition, subject to Executive (a) furnishing to the Company an executed waiver and release of claims in the form attached hereto as Exhibit A (or in such other form as may be specified by the Company in order to comply with then-existing legal requirements to effect a valid release of claims) (the "Release"); and (b) allowing the Release to become effective in accordance with its terms, then Executive shall be entitled to the following:

            (i)    payment of (a) an amount equal to one-and-one-half times (1.5x) Executive's annual Base Salary in effect at the time of termination (but determined prior to any reduction in Base Salary that would give rise to Executive's right to voluntarily resign for "Good Reason" pursuant to Section 4.6.2), less required deductions and withholdings, and (b) an amount equal to one-and-one-half times (1.5x) Executive's on-target annual performance incentive bonus in effect at the time of termination, less required deductions and withholdings, such amounts described in (a) and (b) hereof to be paid in installments over eighteen (18) months following the date of Executive's termination in accordance with the Company's payroll practices, commencing within sixty (60) days of the date of Executive's termination;

            (ii)   if the date of Executive's termination is within the thirty (30) days immediately preceding or the twelve (12) months immediately following a Corporate Transaction (as defined below), the vesting of all equity awards granted to Executive prior to the date of termination shall accelerate such that all such awards shall be deemed fully vested and immediately exercisable; and

            (iii) continued participation in the medical, dental and vision plans in which Executive (and where applicable, Executive's spouse and dependents) was enrolled as of the date of Executive's termination until the earlier of: (a) the date that is eighteen (18) months after the date of Executive's termination, or (b) the date upon which Executive becomes eligible to enroll in any similar plan offered or provided by an employer other than the Company, at the same premium rates and cost sharing as may be charged from time to time for employees generally, as if Executive had continued in employment during such period. Executive agrees to immediately notify the Company in writing in the event Executive becomes eligible to so enroll.

        4.6    Definitions.    For purposes of this Agreement, the following terms shall have the following meanings:

          4.6.1    Complete Disability.    "Complete Disability" shall mean the inability of Executive to perform Executive's duties under this Agreement, even with reasonable accommodation, because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term "Complete Disability" shall mean the inability of Executive to perform Executive's duties under this Agreement, whether with or without reasonable accommodation, by reason of any incapacity, physical or mental, which the Company, based upon medical advice or an opinion provided by a licensed physician acceptable to the Company, determines to have incapacitated Executive from satisfactorily performing all of Executive's usual services for the Company, with or without reasonable accommodation, for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Company shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

          4.6.2    Good Reason.    "Good Reason" for Executive to terminate Executive's employment hereunder shall mean the occurrence of any of the following events without Executive's consent:

            (i)    a change in Executive's title that is accompanied by a material reduction in Executive's duties, authority, or responsibilities relative to Executive's duties, authority, or responsibilities in effect immediately prior to such reduction;

            (ii)   the relocation of Executive's principal business location to a point that requires a one-way increase of Executive's commuting distance of more than fifty (50) miles; or

            (iii) a material reduction by the Company of Executive's Base Salary as initially set forth herein or as the same may be increased from time to time;

            (iv)  failure of the Company to obtain the agreement from any successor to assume and agree to perform the Company's obligations under this Agreement;

provided, however, that such termination by Executive shall only be deemed for Good Reason pursuant to the foregoing definition if: (A) Executive gives the Company written notice of the intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that Executive believes constitutes Good Reason, which notice shall describe such condition(s); (B) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the "Cure Period"); and (C) Executive terminates his employment within thirty (30) days following the end of the Cure Period.

          4.6.3    Cause.    "Cause" for the Company to terminate Executive's employment hereunder shall mean the occurrence of any of the following events, as determined by the Company, in its sole discretion:

            (i)    Executive's willful and repeated failure to satisfactorily perform Executive's job duties;

            (ii)   Executive's willful commission of an act that materially injures the business of the Company;

            (iii) Executive's willful refusal or failure to follow lawful and reasonable directions of the Board or the appropriate individual to whom Executive reports;

            (iv)  Executive's conviction of, or plea of nolo contendere to, any felony involving moral turpitude;

            (v)   Executive's engaging or in any manner participating in any activity which is directly competitive with or injurious to the Company or any of its Affiliates or which violates any material provisions of Sections 2 and/or 5 hereof or the PIIA (as defined in Section 5);

            (vi)  Executive's commission of any fraud against the Company, its Affiliates, employees, agents or customers or use or intentional appropriation for Executive's personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated; or

            (vii) Executive's material breach of or willful failure to comply with Company policies, including but not limited to equal employment opportunity or harassment policies, insider trading policies, code of ethics or conflict of interest policies, non-disclosure and confidentiality policies, travel and expense policies, workplace violence policies, Sarbanes-Oxley compliance policies, policies governing preparation and approval of financial statements, and/or policies governing the making of financial commitments on behalf of the Company.

          4.6.4    Corporate Transaction.    A "Corporate Transaction" is an Acquisition or Asset Transfer of the Company. An "Acquisition" shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of fifty (50%) of the Company's voting power is transferred; provided that an Acquisition shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof. "Asset Transfer" shall mean a sale, lease, license or other disposition or all or substantially all of the assets of the Company.

        4.7    Survival of Certain Sections.    Sections 2.2, 3.7, 4, 5, 6, 7, 8, 9, 12, 13, 16 and 18 of this Agreement shall survive the termination of this Agreement.

        4.8    Parachute Payment.    In the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would (i) constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulagated thereunder (the "Code") and (ii) be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then Executive shall be entitled, in lieu of such Payment, to a payment or distribution equal to the Modified Amount. The "Modified Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax (the "Base Amount") or (y) the entire Payment plus an additional cash payment in an amount equal to the Partial Gross-Up Payment (as defined below), whichever of (x) or (y), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in receipt by Executive, on an after tax basis, of the greater amount notwithstanding that all or some portion of the Modified Amount may be subject to the Excise Tax. For purposes of this paragraph, the "Partial Gross-Up Payment" shall be an amount calculated such that, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in receipt by Executive, on an after tax basis, of an amount equal to one-half of the Excise Tax that would be imposed on the Payment if the full Payment were to be made to Executive without reference to this Section. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Base Amount, the Payments shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to Executive. Where more than one payment has the same value for this purpose and they are payable at different times they shall be reduced on a pro rata basis.

        Notwithstanding any provision of this Section 4.8 to the contrary, in accordance with the requirements of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively "Section 409A"), any Partial Gross-Up Payment payable hereunder shall be paid not later than December 31 of the calendar year next following the calendar year in which Executive or the Company (as applicable) remits the taxes for which the Partial Gross-Up Payment is being paid.

        All determinations to be made under this paragraph shall be made by the independent public accounting firm used by Company immediately prior to the Change in Control event. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which Executive's right to a Payment is triggered (if requested at that time by Executive or the Company) or such other time as requested by Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax shall be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Executive and the Company.

        4.9    Application of Section 409A of the Internal Revenue Code.    Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under this Agreement (the "Severance Benefits") that constitute "deferred compensation" within the meaning of Section 409A shall not commence in connection with Executive's termination of employment unless and until Executive has also incurred a "separation from service" (as such term is defined in Treasury Regulation Section 1.409A-1(h) ("Separation From Service"), unless the Company reasonably determines that such amounts may be provided to Executive without causing Executive to incur the additional twenty percent (20%) tax under Section 409A.

        It is intended that each payment under this Agreement shall constitute a separate "payment" and each installment of the Severance Benefits payments provided for in this Agreement shall be treated as a separate "payment" for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). For the avoidance of doubt, it is intended that payments of the Severance Benefits set forth in this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if the

Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits constitute "deferred compensation" under Section 409A and Executive is, on the termination of service, a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance Benefit payments shall be delayed until the earlier to occur of: (i) the date that is six months and one day after Executive's Separation From Service, or (ii) the date of Executive's death (such applicable date, the "Specified Employee Initial Payment Date"), the Company (or the successor entity thereto, as applicable) shall (A) pay to Executive a lump sum amount equal to the sum of the Severance Benefit payments that Executive would otherwise have received through the Specified Employee Initial Payment Date if the commencement of the payment of the Severance Benefits had not been so delayed pursuant to this Section and (B) commence paying the balance of the Severance Benefits in accordance with the applicable payment schedules set forth in this Agreement.

        Notwithstanding anything to the contrary set forth herein, Executive shall receive the Severance Benefits described above, if and only if Executive duly executes and returns to the Company within the applicable time period set forth therein, a separation agreement containing the Company's standard form of release of claims in favor of the Company (attached to this Agreement as Exhibit A) and other standard provisions, including without limitation, those relating to non-disparagement and confidentiality (the "Separation Agreement"), and permits the release of claims contained therein to become effective in accordance with its terms. Notwithstanding any other payment schedule set forth in this Agreement, none of the Severance Benefits shall be paid or otherwise delivered prior to the effective date of the Separation Agreement. Except to the extent that payments may be delayed until the Specified Employee Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll pay day following the effective date of the Separation Agreement, the Company shall pay Executive the Severance Benefits Executive would otherwise have received under the Agreement on or prior to such date but for the delay in payment related to the effectiveness of the Separation Agreement, with the balance of the Severance Benefits being paid as originally scheduled. All amounts payable under the Agreement shall be subject to standard payroll taxes and deductions.

        All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (a) any reimbursement shall be for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

5.     CONFIDENTIAL AND PROPRIETARY INFORMATION.

        5.1   As a condition of employment Executive agrees to execute and abide by the Company's Proprietary Information and Inventions Agreement ("PIIA").

        5.2   Executive recognizes that Executive's employment with the Company will involve contact with information of substantial value to the Company, which is not generally known in the trade, and which gives the Company an advantage over its competitors who do not know or use it, including but not limited to, techniques, designs, drawings, processes, inventions know how, strategies, marketing, and/or advertising plans or arrangements, developments, equipment, prototypes, sales, supplier, service provider, vendor, distributor and customer information, and business and financial information relating to the business, products, services, practices and techniques of the Company, (hereinafter referred to as "Confidential and Proprietary Information"). Executive shall at all times regard and preserve as confidential such Confidential and Proprietary Information obtained by Executive from whatever source and shall not, either during Executive's employment with the Company or thereafter, publish or disclose any part of such Confidential and Proprietary Information in any manner at any time, or use the same except on behalf of the Company, without the prior written consent of the Company.

6.     ASSIGNMENT AND BINDING EFFECT.

        This Agreement shall be binding upon and inure to the benefit of Executive and Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any tie, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.

7.     NOTICES.

        All notices or demands of any kind required or permitted to be given by the Company or Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

  If to the Company:

  CardioNet, Inc.
  227 Washington St. #300
  Conshohocken, PA 19428
  Fax (610) 828-8048
  Attention: Chief Executive Officer

  If to Executive:

  Martin P. Galvin

Any such written notice shall be deemed given on the earlier of the date on which such notice is personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

8.     CHOICE OF LAW.

        This Agreement is made in the Commonwealth of Pennsylvania. This Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania. Any disputes or proceedings regarding this Agreement shall be conducted in Conshohocken,

Pennsylvania, or, by written agreement of the Parties, at a mutually convenient location in the greater Philadelphia, Pennsylvania area.

9.     INTEGRATION.

        This Agreement, including Exhibit A and the PIIA, contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of Executive's employment and the termination of Executive's employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties.

10.   AMENDMENT.

        This Agreement cannot be amended or modified except by a written agreement signed by Executive and the Company.

11.   WAIVER.

        No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

12.   SEVERABILITY.

        The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision, which most accurately represents the Parties' intention with respect to the invalid or unenforceable term, or provision.

13.   INTERPRETATION; CONSTRUCTION.

        The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has been encouraged to consult with, and has consulted with, Executive's own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

14.   REPRESENTATIONS AND WARRANTIES.

        Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive's execution and performance of this Agreement shall not violate or breach any other agreements between Executive and any other person or entity.

15.   COUNTERPARTS.

        This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

16.   ARBITRATION.

        To ensure the rapid and economical resolution of disputes that may arise in connection with Executive's employment with the Company, Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive's employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration pursuant to the Federal Arbitration Act in Conshohocken, Pennsylvania conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. ("JAMS"), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. Accordingly, Executive and the Company hereby waive any right to a jury trial. Both Executive and the Company shall be entitled to all rights and remedies that either Executive or the Company would be entitled to pursue in a court of law. The Company shall pay any JAMS filing fee and shall pay the arbitrator's fee. The arbitrator shall have the discretion to award attorneys fees to the party the arbitrator determines is the prevailing party in the arbitration. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights, by Court action instead of arbitration.

17.   TRADE SECRETS OF OTHERS.

        It is the understanding of both the Company and Executive that Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including Executive's former employers, nor shall the Company and/or its Affiliates seek to elicit from Executive any such information. Consistent with the foregoing, Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

18.   ADVERTISING WAIVER.

        Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company, or the machinery and equipment used in the provision thereof, in which Executive's name and/or pictures of Executive taken in the course of Executive's provision of services to the Company appear. Executive hereby waives and releases any claim or right Executive may otherwise have arising out of such use, publication or distribution.

        [Signature Page Follows]

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

        CARDIONET, INC.

By:
Name:	Arie Cohen
Title:	Chief Executive Officer
Dated:
EXECUTIVE:
MARTIN P. GALVAN
Dated:

 EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE

OR RESIGNATION FOR GOOD REASON

        In consideration of the payments and other benefits set forth in the Employment Agreement of                                    , 2008, to which this form is attached, I, Martin P. Galvan, hereby furnish CARDIONET, INC. (the "Company"), with the following release and waiver ("Release and Waiver").

        In exchange for the consideration provided to me by the Employment Agreement that I am not otherwise entitled to receive, I hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, Affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to my signing this Release and Waiver. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to my employment with the Company or the termination of that employment; (2) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; () all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) ("ADEA"), and the the Pennsylvania Human Rights Act (as amended) ("PHRA"). Notwithstanding the foregoing, I shall be entitled to enforce the terms of any employee benefit plan of the Company in which I am, on the date of this Release and Waiver, due a benefit, and to be indemnified by the Company as to any liability, cost or expense for which I would have been indemnified during employment, in accordance with the bylaws of the Company, for actions taken on behalf of the Company within the scope of my employment with the Company.

        I also acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor." I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Company.

        I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an executive of the Company. If I am forty (40) years of age or older upon execution of this Release and Waiver, I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that: (a) the release and waiver granted herein does not relate to claims under the ADEA which may arise after this Release and Waiver is executed; (b) I should consult with an attorney prior to executing this Release and Waiver; and (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and

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Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired without my having previously revoked this Release and Waiver.

        I acknowledge my continuing obligations under my Proprietary Information and Inventions Agreement. Pursuant to the Proprietary Information and Inventions Agreement I understand that among other things, I must not use or disclose any confidential or proprietary information of the Company and I must immediately return all Company property and documents (including all embodiments of proprietary information) and all copies thereof in my possession or control. I understand and agree that my right to the severance pay I am receiving in exchange for my agreement to the terms of this Release and Waiver is contingent upon my continued compliance with my Proprietary Information and Inventions Agreement.

        I agree, covenant and promise that I will not in any way communicate the terms of this Release and Waiver to any person other than my immediate family, my attorney and my financial consultant or when necessary to enforce this Release and Waiver or to advise a third party of my obligations under this Release and Waiver. I agree not to disparage the name, business reputation or business practices of the Company, or any of its subsidiaries or Affiliates, or their respective officers, employees and directors.

        This Release and Waiver constitutes the complete, final and exclusive embodiment of the entire agreement between the Company and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein. This Release and Waiver may only be modified by a writing signed by both me and a duly authorized officer of the Company.

Date:	By:
Martin P. Galvan

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QuickLinks

  Exhibit 10.36
CARDIONET, INC. EMPLOYMENT AGREEMENT
RECITALS
AGREEMENT
EXHIBIT A RELEASE AND WAIVER OF CLAIMS TO BE SIGNED FOLLOWING TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON